General Terms & Conditions

Effective Date:  August 18, 2005

Company:  Sonic Solutions, 101 Rowland Way, Novato, CA 94945

These General Terms & Conditions are made and entered into on the Effective Date set forth above, by and between Digital River, Inc., a Delaware corporation with offices located at 9625 West 76th Street, Suite 150, Eden Prairie, MN 55344 (“DR”) and the entity or organization named above (the “Company”) (each, a “Party”, and together, the “Parties”).  The Parties agree as follows:

1.
Intent.  The purpose and intent of these General Terms & Conditions is to establish terms and conditions that shall be incorporated by reference into any subsequent agreement specifically referencing these General Terms & Conditions that may be entered into between DR and Company (each, an “Agreement”).  These General Terms & Conditions shall be interpreted solely in the context of such an Agreement.  These General Terms & Conditions shall not bind either Party unless and until an Agreement is executed by the Parties in accordance with these General Terms & Conditions, at which time they will be automatically incorporated by reference into, and made a part of, that Agreement.  In no event, however, shall these General Terms & Conditions be construed as obligating DR or Company to enter into any particular Agreement with the other.  Appendix 1 to these General Terms & Conditions is hereby incorporated by reference.

2.
Ownership of Materials. DR acknowledges that any materials provided to it by or on behalf of Company pursuant to this Agreement are the property of Company or its licensors, and that DR has no rights in such materials.  Company acknowledges that any materials (other than those materials developed specifically for Company and for which Company makes payment to DR pursuant to a separate written agreement between DR and Company) provided by DR in the performance of its obligations under an Agreement (including without limitation DR Materials and Work Product) are the property of DR or its licensors, and that Company has no rights in such materials.  Neither Party shall disassemble, decompile, or otherwise reverse engineer (as applicable) any Software, DR Materials or Work Product, or otherwise attempt to learn the source code or algorithms underlying them.  Company grants to DR the right to use those of its Trademarks supplied by Company to DR solely for the purpose of DR’s performance of its obligations under Agreements and as otherwise permitted by written agreement between DR and Company (which, in the case of Company, must be executed by an officer of Company).  Each Party acknowledges that any of the other Party’s Trademarks are owned and licensed solely and exclusively by that Party, and agrees to use such Trademarks only in the form and with appropriate legends as prescribed by such other Party.  Neither Party will remove, cover, or modify any proprietary rights notice or legend placed by the other Party on materials used in connection with an Agreement.

3.	Term & Termination.

3.1.
Term.  The initial term of each Agreement will commence on the Effective Date specified in the Agreement and will continue for a period of one (1) year from the Effective Date, and will automatically renew thereafter for successive one (1) year renewal terms, except that an Agreement may be terminated by either Party (a) as of the end of the initial term or any renewal term by giving the other Party written notice of termination at least one hundred and twenty (120) calendar days prior to the end of such term; or (b) as otherwise provided in these General Terms & Conditions or an Agreement.

3.2.
Rights of Termination.  Either Party may terminate an Agreement (and/or any other Agreements then in effect at that Party’s discretion) upon written notice to the other Party in the event of (i) the other Party’s breach of a representation or warranty made hereunder or failure to substantially perform its obligations under these General Terms & Conditions or an Agreement, or (ii) the assertion against the other Party of a claim that all or part of any materials, items, products or information developed or used in connection with an Agreement infringes or otherwise violates the Rights of any other person, entity or organization, but in all such cases, only where written notice of such breach or failure is provided by the non-breaching Party, and such breach or failure to perform is not cured within thirty (30) calendar days of the breaching Party’s receipt of that notice.

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Further, either Party may immediately terminate an Agreement (and/or any other Agreements then in effect at that Party’s discretion), without opportunity to cure, upon written notice to the other Party in the event of (a) the assertion against either Party of claims relating to product liability; or (b) the material violation of the privacy policy of either Party; or (c) the commission of a fraudulent or criminal act by either Party; or (d) either party substantially ceases to do business in the manner in which it was conducted as of the Effective Date of these General Terms & Conditions (for the avoidance of doubt, a sale of Company’s business, transfer of stock or assets, or other like transaction between Company and a third party shall not trigger either Party’s right to terminate under this clause (d)); or (e) either Party initiates or has initiated against it, voluntarily or involuntarily, any act, process or proceeding under the provisions of any bankruptcy statute or law, or under any other insolvency law or other statute or law providing for the modification or adjustment of the rights of creditors.

Further, in the event any claims in connection with any Product sold, resold or distributed by DR or a Related Party pursuant to an Agreement are asserted against DR, a Related Party or Company (or against the publisher of Products distributed but not published by Company), DR will have the right to suspend or terminate distribution of such Product, and may take such other actions as it deems to be reasonably necessary to comply with or as permitted under applicable law (including without limitation the “safe harbor” provisions of the Digital Millennium Copyright Act).  Such actions may include, but are not limited to, the suspension of DR’s performance hereunder and/or termination of its Agreements with Company upon notice to Company.

3.3.
Events upon Termination.  Upon the later of (a) the date of termination of an Agreement or (b) the end of the Winding-Down Period for that Agreement if such a period is specified in that Agreement, each Party will cease performance of its obligations under that Agreement, and each Party will promptly return or destroy any of the other Party’s Confidential Information or other materials in its possession or control.  Termination will not affect each Party’s payment obligations to the other Party in connection with activities prior to termination of the Agreement.

3.4.
Contract Review.  After the initial term, DR and Company agree that between the first and third months of every year of the renewal term(s), the parties shall review and (to the extent deemed necessary by both parties) renegotiate in good faith the current pricing for all services being provided to Company by DR, as well as any appropriate changes to risk allocation warranted by pricing changes.

3.5
Survival.  The provisions of these General Terms & Conditions and any Agreement which, by their terms, require performance after the termination of these General Terms & Conditions or that Agreement, or have application to events that may occur after such termination, shall survive the termination of these General Terms & Conditions and that Agreement.

4.
Confidentiality.  All Confidential Information provided by a Party will be maintained in confidence by the other Party, and neither Party will, during the term of the Agreement pursuant to which such information was disclosed and or for a period of three (3) years following the termination of that Agreement, divulge to any person or organization, or use in any manner whatsoever, directly or indirectly, for any reason whatsoever, any of the Confidential Information of the other Party without receiving the prior written consent of the other Party.  The terms of these General Terms & Conditions and any Agreements (including pricing) shall be considered Confidential Information.  Each Party will take such actions as may be reasonably necessary to ensure that its employees and agents are bound by the provisions of this Section, which actions will, as may be reasonably requested by either Party, including the execution of written confidentiality agreements with the employees and agents of the other Party.  The provisions of this Section will not have application to any information that (i) becomes lawfully available to the public; (ii) is received without restriction from another person or organization lawfully in possession of such information; (iii) was rightfully in the possession of a Party without restriction prior to its disclosure; or (iv) is independently developed by a Party or its employees or agents without access to the other Party’s similar information.

5.
Publicity.  Neither Party may publicly disclose any of the specific terms of these General Terms & Conditions or an Agreement, or issue any press release regarding the subject matter of these General Terms & Conditions or any Agreement, without the prior written consent of the other Party, which consent will not be unreasonably withheld (except consent will not be required for disclosures required by law or to comply with any state or federal reporting requirement, e.g., those of the Securities and Exchange Commission, or any Board of Exchange on which a Party’s stock is traded).   Company gives its approval and consent for DR (a) to include Company’s name and/or logo in its client list (provided that DR follows any reasonable trademark usage guidelines provided to it from time to time by Company in connection therewith) and refer to Company in marketing materials and business conversations as a client of DR, and (b) to disclose general information about the Parties’ relationship created by these General Terms & Conditions and any Agreements, and the general nature of the activities to be conducted under an Agreement.

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6.
Warranties.  Each Party represents and warrants to the other that: (i) it has full right, power and authority to enter into and fully perform its obligations under these General Terms & Conditions and any Agreements; (ii) the execution, delivery and performance of these General Terms & Conditions and any Agreements by that Party does not conflict with any other agreement to which it is a Party or by which it is bound; (iii) to its actual knowledge, any products, materials, or information provided by it will not, when used in accordance with the associated instructions and when standing alone (i.e., not combined with any items not provided by such Party), infringe or otherwise violate the Rights of any other person or organization; and (iv) it shall substantially comply with all material laws and regulations (including without limitation Export Control Laws) applicable to its activities in connection with these General Terms & Conditions and any Agreements.  Each party’s sole remedy for claims arising out of clause (iii) above shall be indemnification pursuant to Section 7.1 below.  Company further represents and warrants to DR that (a) Company is the owner or fully authorized licensee of all Rights to the Products provided to DR, and (b) any Software provided to DR, or other software used by Company in connection with an Agreement, shall not, as delivered by Company, contain any viruses, trojan horses, malware, spyware, adware or other disruptive software, or any software code which is designed to disrupt, damage, or perform unauthorized actions on a computer system, or which transmits data from a user’s computer without notice to and the express prior consent of the user.  Each party’s sole remedy for claims arising out of the immediately preceding sentence shall be indemnification pursuant to Section 7.1 below.  EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES WITH REGARDS TO THE MATERIALS AND SERVICES PROVIDED BY THAT PARTY, INCLUDING WITHOUT LIMITATION MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND TITLE.

7.
Risk Allocation.  THE TERMS WITHIN THIS SECTION 7 REFLECT AN AGREED-UPON ALLOCATION OF RISK BETWEEN THE PARTIES SUPPORTED BY (AMONG OTHER THINGS) THE PRICING AGREED TO BETWEEN THE PARTIES, AND THIS ALLOCATION IS A FUNDAMENTAL PART OF THE BASIS OF THE BARGAIN BETWEEN THEM.

7.1.
Indemnification.  Each Party and its successors and assigns will indemnify, defend, and hold harmless the other Party and its successors and assigns (and in the case of Company as the indemnifying Party, any Related Party) from and against any and all claims, demands, losses, costs, expenses (including, but not limited to, the reasonable cost of obtaining an opinion of counsel in response to a notice of potential infringement of the Rights of any other person or organization, unless the indemnifying Party has already obtained an applicable non-infringement opinion from counsel, and agrees to share that opinion with the indemnified Party), obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, reasonable attorneys’ fees and costs (collectively, “Losses”) brought by a third party other than an Affiliate, that the indemnified Party may incur or suffer, which arise, result from, or relate to (i) the breach by the indemnifying Party of any of its representations and warranties set forth in these General Terms & Conditions or any Agreement or a breach of Section 8.4 of these General Terms & Conditions, or (ii) the failure of the indemnifying Party to perform any of its obligations under these General Terms & Conditions or any Agreement, or (iii) the assertion of any infringement or other claims alleging that any of the materials provided by the indemnifying Party violate the Rights of any other person or organization, or (iv) damages to property or personal injury caused by the negligence or willful acts of the indemnifying Party or any of its employees or agents, or (v) the violation by the indemnifying Party of its privacy policy.  Further, Company and its successors and assigns will indemnify, defend, and hold harmless DR, DR Affiliates, Related Parties and their successors and assigns from and against and in respect of any and all third party Losses that any such indemnified party may incur or suffer, which arise, result from, or relate to (a) the distribution of Company’s Products by or through any such indemnified party, except to the extent caused by the negligence or willful misconduct of the indemnified party; or (b) the honoring of any warranty by DR, a DR Affiliate, or a Related Party as a seller based on the failure of a Product to function as advertised or any other reason beyond the control of the indemnified party, or (c) any tax liability on the sale of Products to End Users imposed on DR by a locality or jurisdiction resulting from Company’s (but not DR’s) nexus or contacts with that locality or jurisdiction.

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7.2.
Indemnification Procedure.  A Party seeking indemnification must promptly provide to the other written notice of the claim and tender the defense of that claim.  Upon receipt of such notice, the Party receiving notice will respond in writing to the tender of defense within twenty (20) business days of receipt notifying the indemnifying Party of any claim, demand, suit or proceeding for which the indemnifying Party has agreed to indemnify and hold the indemnified Party harmless, and the indemnifying Party, upon written request by the indemnified Party, will promptly defend and continue the defense of such claim, demand, suit or proceeding at the indemnifying Party’s expense.  A failure by the indemnifying Party to respond in writing to the tender of defense within the time specified in this paragraph will be deemed a waiver of any objection to its obligation to defend the indemnified Party, but a reservation of the indemnifying Party’s rights to object to any subsequent obligation to indemnify or to hold harmless the indemnified Party.  In the event the indemnifying Party accepts the tender of defense with a reservation of rights, rejects the tender of defense or fails to respond to a tender of defense, the indemnified Party shall thereafter have the right to control of the defense of such claim, including the right to select which firm defends the claim.  In the event the indemnifying Party rejects the tender of defense, the indemnifying Party will be liable for any legal fees and expenses incurred by the indemnified Party to compel the indemnifying Party to honor its obligations under this Section, and the indemnifying Party expressly waives any right it may have under statutory or common law which might operate to make the recovery of fees under this provision a mutual right.

The indemnifying Party will obtain the indemnified Party’s express prior written approval (such approval not to be unreasonably withheld, delayed or conditioned) to settle any claim if such settlement (i) arises from or is part of any criminal action, suit or proceeding, or (ii) contains a stipulation to or admission or acknowledgment of any liability or wrongdoing on the part of the indemnified Party, or (iii) requires any specific performance or non-pecuniary remedy by the indemnified Party.

If the indemnifying Party fails to undertake and continue such defense or fails (in the indemnified Party’s sole and reasonable opinion) to adequately pursue or conduct such defense, the indemnified Party will have the right (but not the obligation) to make and continue such defense as it considers appropriate, and the expenses and costs thereof (including without limitation the amounts of any judgment rendered against the indemnified Party) will be paid by the indemnifying Party.

7.3.
Limitation on Liability.  Except for each Party’s indemnification obligations relating to intellectual property infringement pursuant to Section 7.1(iii), the total liability of a Party under an Agreement for any cause will not exceed the net amount paid by Company to DR under that Agreement.

7.4.
No Consequential Damages.  Except for damages resulting from a breach of confidentiality or privacy obligations hereunder, NEITHER DR NOR COMPANY WILL HAVE ANY LIABILITY TO EACH OTHER OR TO ANY OTHER PERSON OR ORGANIZATION FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES OF ANY DESCRIPTION (INCLUDING WITHOUT LIMITATION LOST PROFITS OR LOSS OR INTERRUPTION OF BUSINESS), WHETHER BASED ON CONTRACT, NEGLIGENCE, TORT, OR ANY OTHER LEGAL THEORY, REGARDLESS OF WHETHER ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND IRRESPECTIVE OF THE NUMBER OR NATURE OF CLAIMS.  THE LIMITATIONS UPON DAMAGES AND CLAIMS SET FORTH IN THIS SECTION 8  IS INTENDED TO APPLY WITHOUT REGARD TO WHETHER OTHER PROVISIONS OF THIS AGREEMENT HAVE BEEN BREACHED OR HAVE BEEN HELD TO BE INVALID OR INEFFECTIVE AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN.

8.	Miscellaneous.

8.1.
Integration; Amendments.  These General Terms & Conditions and any Agreement(s) between the Parties set forth the entire understanding between the Parties with respect to the subject matter thereof, and supersedes any and all prior or contemporaneous proposals, communications, agreements, negotiations, and representations, whether written or oral, related thereto.  No amendment to these General Terms & Conditions or any Agreement will be valid unless made in writing and physically signed by the Parties.  In the event of any conflict or inconsistency between a term in these General Terms & Conditions and a corresponding term in any Agreement, the term in the Agreement will control.  In the event of a conflict between a term in these General Terms & Conditions and a corresponding term in any other instrument or understanding between the Parties, the term in these General Terms & Conditions will control.

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8.2.
Inurement; Assignment.  Each Agreement will be binding upon and inure to the benefit of the Parties and their permitted successors and assigns.  Neither Party may assign its rights or delegate its duties under these General Terms & Conditions or any Agreement (whether directly or indirectly, by operation of law or otherwise) without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed.  In the event of a merger, acquisition, joint venture, or sale of substantially all of its assets or business of a Party (or any substantially similar transaction), and so long as the entity to which the contract is assigned is not a direct competitor of the other Party, that Party will be entitled (upon written notice to, but without the prior written consent of, the other Party) to assign this agreement to an affiliate, subsidiary or otherwise in connection with such transaction, so long as the assigning Party, at the option of the other Party, guarantees in writing the performance of the assignee.

In order to effectuate (a) the processing of payment for Transactions between DR and End Users located outside the United States (“Non-US Transactions”) and (b) the payment of amounts to Company related to such Non-US Transactions ((a) and (b) collectively, the “Non-US Transaction Obligations”), DR may partially assign this Agreement to a wholly-owned subsidiary of DR, and any such subsidiary to which this Agreement is so assigned shall be considered an additional party to this Agreement with respect to that subsidiary's performance of Non-US Transaction Obligations.  For the avoidance of doubt, any such assignment shall be effective upon written notice from DR to Company as required by these General Terms & Conditions.  Nothing in the foregoing shall relieve DR of its obligations under this Agreement, and DR shall remain the guarantor of any such subsidiary's performance under this Agreement.

8.3.
Governing Law.  Each Agreement will be governed by the laws of the State of Delaware in the United States without reference to or use of any conflicts of laws provisions therein.  The Parties agree that:  (a) Hennepin County, Minnesota is the venue for any proceedings regarding an Agreement brought by Company and that any legal proceedings brought by Company arising out of or relating to an Agreement, including the negotiations or performance hereof, will be brought in the courts of Hennepin County, Minnesota, or the applicable United States District Court sitting in Hennepin County, Minnesota; and (b) Marin County, California is the venue for any proceedings regarding this Agreement brought by DR and that any legal proceedings brought by DR arising out of or relating to an Agreement, including the negotiations or performance hereof, will be brought in the courts of Marin County, California, or the United States District Court for the Northern District of California.  Notwithstanding the foregoing, either Party may, without the necessity of first posting a bond or other security or demonstrating any actual damages, seek and, if granted, obtain immediate equitable or injunctive relief under Section 8.7 from any court of competent jurisdiction.  The Parties specifically disclaim application of the United Nations Convention on the International Sale of Goods, 1980.

8.4.
Export Compliance.  DR and Company shall comply with all relevant export control laws and regulations of any nation (collectively, “Export Control Laws”) that may apply to DR, Company, the Products or any End Users, as may be the case, including, without limitation, U.S. embargo laws administered by the Office of Foreign Assets Control and the U.S. Export Administration Regulations.  DR and Company shall not export or re-export any Products except as permitted by such applicable Export Control Laws.  If required by any applicable Export Control Laws, Company (and not DR) shall apply for and obtain any export license required from the relevant governmental authority as to any specific Product, End User or shipment destination and shall furnish a copy of such license to DR.   DR may suspend or stop delivery of any Products where DR reasonably believes any such delivery will violate any applicable Export Control Laws or where Company has failed to apply for and obtain any required export license(s).

Company shall advise DR of the specific codes and classifications under any Export Control Laws applicable to any Products (including without limitation provision of appropriate Export Control Classification Numbers (“ECCNs”) and Schedule B codes).  Company shall promptly notify DR of any changes to such codes or classifications, or any modifications to the Products that may affect such codes or classifications.  Any information provided pursuant to this paragraph shall be provided to DR via email at orm@digitalriver.com.

8.5.
Notices.  Notification of any event required pursuant to these General Terms & Conditions or an Agreement will be deemed provided if such notice references these General Terms & Conditions and this Section, is in writing, and is personally delivered or sent by nationally or internationally recognized express courier to the other Party at the address specified at the beginning of these General Terms & Conditions, ATTN: General Counsel.  Notice will be deemed effective upon delivery.

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8.6.
Force Majeure.  Neither Party will be in breach of these General Terms & Conditions or an Agreement in the event it is unable to perform its obligations as a result of natural disaster, war, emergency conditions, labor strike, acts of terrorism, the substantial inoperability of the Internet, the inability to obtain supplies, or any other reason or condition beyond its reasonable control; provided, however, if such reasons or conditions remain in effect for a period of more than sixty (60) calendar days, either Party may terminate these General Terms & Conditions and all Agreements without cause upon written notice to the other Party.

8.7.
Irreparable Harm.  Each Party acknowledges that its breach of these General Terms & Conditions or an Agreement would cause irreparable injury to the other for which monetary damages are not an adequate remedy.  Accordingly, a Party will be entitled to injunctive relief and other equitable remedies in the event of a breach of the terms of these General Terms & Conditions or an Agreement.  The availability of injunctive relief will be a cumulative, and not an exclusive, remedy available to the Parties.

8.8.
Non-Solicitation.  Each Party (for the purposes of this Section, the “Hiring Party”) shall include as part of its interview process for employees and contractors an inquiry as to whether or not an applicant is or was an employee of the other Party (for the purposes of this Section, the “Non-Hiring Party”).  In the event a Hiring Party determines that an applicant is a current employee of the Non-Hiring Party (or has left the Non-Hiring Party’s employ within three (3) months of the date of inquiry), the Hiring Party will notify the candidate of its obligations to the Non-Hiring Party under this Section and provide the applicant with an option to withdraw her or his application. For applications not withdrawn, the executive of the appropriate division of the Hiring Party will notify the CFO and General Counsel of the Non-Hiring Party of the application pursuant to Section 8.5.  The notice will not identify the applicant by name, but will contain a description of the applicant's current (or, as applicable, final) functional position at the Non-Hiring Party.  Within three (3) business days of his/her receipt of notice, the Non-Hiring Party will provide to the Hiring Party either (i) a written waiver allowing the application process to continue, in which case the Hiring Party may continue the application process, or (ii) a request that the Hiring Party cease and desist in the hiring or employment of the applicant, in which case the Hiring Party shall immediately honor the request.  A failure to respond shall be construed as a waiver pursuant to clause (i) above.  Further, each Party will use commercially reasonable efforts to ask any applicant that is or was an employee of the other Party to obtain a waiver from the other Party pursuant to any non-compete agreement or other restriction on employment in effect with the other Party.

8.9.
Other.  No waiver or breach of any provision of these General Terms & Conditions or an Agreement (a) will be effective unless made in writing, or (b) will operate as or be construed to be a continuing waiver of such provision or breach.  In the event any portion of these General Terms & Conditions or an Agreement is held to be invalid, the same will not affect in any respect whatsoever the remainder of these General Terms & Conditions or the Agreement, as appropriate.  Each Party is an independent contractor of, and is not an employee, agent or authorized representative of, the other Party.  The provisions of these General Terms & Conditions and any Agreements will not in any respect whatsoever be deemed to create a partnership, joint venture, or other business combination between DR and the Company.  Except as may be expressly provided in an Agreement, neither Party shall have the right, power or authority to act or create any obligation, express or implied, on behalf of each other.  Notwithstanding any applicable statute of limitations, the Parties agree that any claims for breach of these General Terms & Conditions or an Agreement will be brought by a Party within two (2) years of the date that Party first has notice of the existence of such breach.  No provisions in either Party’s purchase orders or other business forms will modify, supersede or otherwise alter the terms of these General Terms & Conditions or an Agreement.  The Parties acknowledge and agree that these General Terms & Conditions and any Agreements have been negotiated by the Parties and their respective counsel, and will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either Party based on draftsmanship of the General Terms & Conditions or an Agreement or otherwise. Headings are for reference purposes only and shall not affect the meaning or interpretation of these General Terms & Conditions or any Agreement.  DR may engage the services of subcontractors or agents to assist DR in the performance of its obligations and will be responsible for the acts and omissions of such subcontractors and agents.  Any reference to a section will refer to all subsections of that section.  These General Terms & Conditions and each Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will be one and the same document.  A copy (including PDF) or facsimile of a signature will be binding upon the signatory as if it were an original signature.  These General Terms & Conditions and each Agreement will not become binding on either Party until each Party has received a counterpart executed by the other Party.

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IN WITNESS WHEREOF, the duly authorized representatives of the Parties have executed these General Terms & Conditions as of the dates set forth below, to be effective as of the Effective Date.

DR: Digital River, Inc.		Company: Sonic Solutions

By:	/s/ Kevin Crudden	By:	/s/ Paul Norris

Name:	Kevin Crudden	Name:	Paul Norris

Title:	Vice President and General Counsel	Title:	Senior Vice President and General Counsel

Dated:	February 28, 2006	Dated:	February 21, 2006

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Appendix 1 to General Terms & Conditions
Definitions

The following definitions will be applicable to the General Terms & Conditions and any Agreement(s).  As a general rule, terms are defined in bold where used in the General Terms & Conditions and Agreement(s) and appear within the text of the General Terms & Conditions and any Agreement(s) in Initial Caps Italics.  Any italicized terms not defined herein shall have the meanings afforded to them in the Agreement in which such terms are defined.

Affiliate:  Any entity which directly or indirectly owns or controls, is owned or controlled by, or is under common ownership or common control with the Party in question, as the case may be.

Confidential Information:  The inventions, trade secrets, computer software in both object and source code, algorithms, documentation, know how, technology, ideas, and all other business, customer, technical, and financial information owned by DR or Company, which is designated as confidential, or communicated in such a manner or under such circumstances as would reasonably enable a person or organization to ascertain its confidential nature.

Documentation:  All computer readable and/or printed instructions, manuals and other materials normally provided from time to time by Company to End Users for use of the Products, and all subsequent versions thereof provided to DR pursuant to these General Terms & Conditions.

DR Materials:  Computer readable materials and/or encryption software provided by DR for inclusion in an electronic package containing the Software, Documentation, and EULA, all of which materials, including all Rights, will be exclusively owned by DR.

End Users:  Person(s) or organization(s) that acquire a Product for use rather than resale or distribution.

End User License Agreement (EULA):  The computer readable and/or printed license agreement provided by Company to End Users that governs the use of the Products by End Users, and which is to be included with each copy of the Product sold by DR hereunder.

Non-Software Product:  Any Product provided by Company for distribution by DR which is not Software.

Product(s):  A copy of the Software and/or Non-Software Product, Documentation, and EULA, if any, packaged in computer readable form together for electronic delivery on www.digitalriver.com (or equivalent) and/or in tangible packaged form for delivery in accordance with these General Terms & Conditions, as identified in an Exhibit which may from time to time be modified in accordance with the provisions of these General Terms & Conditions.

Related Party:  Any person, organization or entity distributing Company’s Products through an agreement between that person, organization or entity and DR.

Rights:  Any and all rights of copyright, patent rights, trademark and service mark rights, trade secret rights, trade dress rights, character rights, artistic and moral rights, and any and all other proprietary rights of any kind whatsoever, together with associated registration rights and rights to sue for and collect damages for any infringement or violation of any of the foregoing.

Software:  The executable object code for Products, including all subsequent versions thereof provided to DR pursuant to these General Terms & Conditions.

Trademarks:  The trademarks, service marks, trade dress, trade names, and logos used by DR and/or Company, as applicable, in connection with DR’s performance under these General Terms & Conditions, Company’s website, or the Products.

Transaction:  The sale of one or more Product(s) and/or other products or services offered by DR under an Agreement to an End User through a single order.

Work Product:  All HTML files, Java files, graphics files, animation files, data files, technology scripts and programs, both in object code and source code form, all technology, methods, processes, documentation, and any and all other materials or information prepared by, provided by, or used by DR in the course of performing its obligations under these General Terms & Conditions or any Agreement or Exhibit, including any modifications to any materials, and any other development tools customarily used by DR in connection with its performance of its obligations for its other customers and clients; together with any modifications or improvements to any of the foregoing, any of which may be made at any time by DR in its sole discretion; and all of which, including all Rights will be exclusively owned by DR.  Nothing in the foregoing provision is intended to convert into Work Product Company’s EULA, Products, Documentation or other materials prepared or provided by Company (or Rights therein).

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Reseller Agreement

Effective Date:	August 18, 2005

Company:	Sonic Solutions (a California corporation), 101 Rowland Way, Novato, CA 94945

Site:	http://www.sonicsolutions.com, http://www.sonic.com, http://www.roxio.com

Store:	http://www.digitalriver.com

As of the Effective Date, DR will resell Company’s products as the merchant of record through a Store created, owned, hosted and maintained by DR in accordance with the terms of this Agreement and all Appendices attached hereto, and the General Terms & Conditions between the Parties dated effective as of August 18, 2005 which are incorporated by reference into this Agreement.  This Agreement shall be void and of no force or effect if the Parties have not executed the General Terms & Conditions as of the date of execution of this Agreement.  The Parties may enter into one or more Exhibit(s) to this Agreement setting forth additional obligations between the Parties, provided such Exhibit(s) specifically reference this Agreement.  The Parties agree as follows:

Product and Pricing Information

Product	Suggested Retail Price	Margin Percentage	Responsible for Delivery: DR or Company (C)	Method of Delivery: Digital (D), Physical (P), or Both (B)
[As previously provided]	[As previously provided]	[***]	[As previously provided]	[As previously provided]

DR's Margin Percentage will apply for all products sold via digital delivery and will not be less than [***] Dollars USD ($[***]) for physical delivery, as long as Company maintains an Average Order Value greater than [***] Dollars USD ($[***]) on the Store(s) for the month. In the event that Company's Average Order Value for a given calendar month drops below [***] Dollars USD ($[***]), then (a) DR will notify Company of such decrease within five (5) days after the end of such month, and (b) in the event that, for the immediately following month, Company’s Average Order Value remains below [***] Dollars USD ($[***]), then the DR Discount will be no less than [***] Dollars ($[***]) per Product sold via digital delivery or physical delivery during that second month, and the Margin Percentage on such Products shall automatically be adjusted accordingly. For the avoidance of doubt, “Average Order Value” will calculated as aggregate Sales Price for Products purchased by End Users during a given calendar month through all of Company’s Store(s) divided by total Transactions through Company’s Store(s) for that calendar month.

Notwithstanding the Margin Percentage set forth above, DR agrees that the purchase price of a Product by DR from Company shall (subject to any additional discounts or amounts set forth in the any Exhibit to this agreement and other amounts earned by DR as set forth in this Agreement) in all circumstances be the greater of: (i) the Net Purchase Price for that Product; and (ii) the Base Price for that Product.

Set-Up Costs
• Set Up Cost (Original Stores):
$[***] (the “Original Stores” consist of the following seven (7) Stores, with the language to be enabled on each such Store listed in (parenthesis):  (1) North America (English); (2) England (English); (3) France (French); (4) Italy (Italian); (5) Germany (German); (6) Spain (Spanish); (7) Taiwan (Chinese – either Mandarin or Cantonese))

• Set-Up Cost (each additional Stores):	$[***] (estimated; to be approved by DR and Company in writing prior to inception of work)

Costs of Services
• Monthly Hosting Cost:	[***]
• Free Order Processing Cost:	$[***] per digital order/$[***] per physical order

v1.0b (050808)	DR Confidential — Subject to NDA	Page 1 of 7

[***] Omitted pursuant to a confidential treatment request.  The confidential portion has been filed separately with the SEC.

Reseller Agreement

• Domestic Customer Service:	$[***] per minute utilization; $[***] per email
• International Customer Service:	$[***] per minute utilization; $[***] per email

Optional Services (Initial on Line to Accept)
Money Order/Check/Wire Transfer Acceptance Cost – Included
Electronic Payment – ACH/Wire Transfer - $25.00 per U.S. payment/$50.00 per International payment (attach banking info)

Reseller Agreement Additional Terms & Conditions

DR’s Rights and Obligations

•
Notwithstanding anything to the contrary, DR will be the seller and merchant of record for all Product sales to End Users through the Store maintained by DR for Company.  DR may, in its sole discretion, set the price or license fee at which Products will be offered to End Users for sale.  Title to all Products will remain with Company until DR processes a Transaction by an End User, at which time DR purchases the applicable Product(s) from Company, and title to those Products will pass to DR for immediate subsequent passage to the End User. Transactions will be processed, and payments will be made in accordance with the provisions of Appendix 2 to this Reseller Agreement.

•
DR will establish and maintain Store and the Cart to Company’s reasonable specifications.  Those portions of the Store other than the Cart will include agreed-upon DR marketing and promotional literature but will not include DR’s name, logo or other identifying mark without Company’s prior consent.  In connection with checkout pages of the Store and the Cart, DR shall place links to its (a) privacy policy, (b) terms and conditions of sale, (c) disclosure of DR as the seller to End Users and (d) the text of pages which are utilized in connection with the Cart, provided that, and subject to DR’s right to make the final decision as to such matters, DR will collaborate with Company, seek Company’s input, and otherwise involve Company in any decisions regarding such matters.  Each party agrees to act in good faith and to cooperate in order to reach agreement regarding the privacy policy, terms and conditions of sale, and disclosure of DR as the seller, as well as the text of any other required disclosures to End Users included on the pages which are utilized in connection with the Cart.  Notwithstanding such good faith efforts, in the event that the parties are unable to agree as to any such matters and DR includes disclosures in the Cart or on the checkout pages of the Store that are unacceptable to Company, Company may, as its sole remedy, terminate this Agreement, provided that (a) Company shall ensure that any decision by Company to terminate has been made by a Company executive at least at the Senior Vice President level after an escalation procedure that includes face-to-face executive level consultation between the parties, and (b) DR shall have no less than ten (10) business days after such face-to-face meeting within which to reverse any action that caused the Company to seek to terminate under this provision or make any changes to the disclosures in the Store or Cart agreed upon by the executives at that meeting.  For the avoidance of doubt, Company shall be permitted to include a link to its own privacy policy in the Store, notwithstanding any link to DR’s privacy policy that may be included within the Store as described above.  Subject to Company’s ownership of all content and other materials provided by or on behalf of Company and included in the Store, DR will retain ownership of the Store.

•     DR will post “opt-in” or “opt-out” language (at Company’s election) on the checkout page of the Store, providing each End User with an opportunity to elect to receive solicitations from Company.  DR will provide a copy of all customer information, except DR will not provide any End Users’ credit card-specific information to Company (such as credit card number or expiration date, but not, for the avoidance of doubt, name or address) (all such information provided, “End User Data”).  Company represents, warrants and covenants that it shall not use any End User Data to solicit any End User who has not opted in to receive, or opted out of receiving (as appropriate), such solicitations from Company.  DR will not provide any of End User Data to any person, or use the End User Data for any purpose (other than for DR’s legitimate internal business purposes in connection with this Agreement at any time during the term or after the termination of this Agreement, specifically including ongoing fraud control for all DR clients generally, customer service, and optimizing marketing best practices for DR clients by using information in an aggregate, anonymous form only, but specifically excluding marketing to such End Users using the End User Data provided through the Store) without Company’s advance consent, except if Company’s Products are distributed by Channel Partners pursuant to another Agreement between the Parties, Channel Partners may have rights of use of End User Data relating to Transactions through such Channel Partners.

v1.0b (050808)	DR Confidential — Subject to NDA	Page 2 of 7

[***] Omitted pursuant to a confidential treatment request.  The confidential portion has been filed separately with the SEC.

Reseller Agreement

•
DR will provide Company with the Digital River Command Console and associated remote control tools; email marketing campaigns to Company’s user base as mutually agreed upon by the Parties in writing; and online reporting via the DR administrative interface.  DR will screen all Transactions processed through the Store using its fraud screening system.

•
DR will assign an Account Development Manager (“ADM”) to serve as Company’s primary point of contact for the Store, accounting, marketing, and other administrative issues related to this Agreement.  DR will provide account management services by ADMs to assist Company in the normal maintenance of the Store at a rate of One Hundred and Eighty-Five Dollars ($185.00) per hour.  Any and all expenses incurred by DR in connection with the provision of the maintenance services specified in this Agreement will be deducted from the Sales Price of Products to reflect an additional portion of the DR Discount.  The performance of the maintenance services will be scheduled in such manner and at such times as may be mutually agreed upon by DR and the Company.

•
DR's policy is to provide End Users with a thirty (30) day right to return Products for a refund of the purchase price paid by the End User.  DR shall process returns and refunds initiated by Company’s support team.  This policy with respect to Company’s Stores is subject to modification from time to time by the mutual agreement of DR and Company.  DR will cooperate and assist Company and End Users with respect to Product returns.  DR and Company shall discuss in good faith additional steps which may be taken to reduce returns.

•
All requested and mutually agreed upon web site programming, design, and changes made after the initial Store setup, excluding changes to make normal price changes, product additions, and version updates, account maintenance services, and any services not specifically set forth in this Agreement or any other Agreement between the Parties, will be agreed upon in writing via DR’s Change Order Form available from DR upon request, and will be charged to Company on a time and materials basis at DR’s then-current rate.

•
In the event of a conflict between any Product-specific information in this Agreement and information subsequently provided by Company via the DR administrative interface, the information provided via the DR administrative interface will control.

•
Through August 18, 2006 (the “Exclusivity Period”), DR will be the exclusive provider of online commerce services through which Company sells its products directly to end-users.  For the avoidance of doubt, this exclusivity does not apply to other sales channels (for example, OEM and other non-direct-to-consumer sales such as VLP) or to brick & mortar sales or sales of non-Company products.  Furthermore, during the Exclusivity Period, Company will make good faith efforts to involve DR in additional business opportunities that may arise.

•
For a period a three (3) months from the date of termination of this Agreement (the “Winding-Down Period”), DR and Company shall continue to perform their respective obligations under this Agreement in order for Company to effectuate a transition from DR to an alternative commerce service provider.  DR shall provide reasonable assistance to Company in transitioning its business from DR to an alternative provider during the Winding-Down Period.   Company may end the Winding-Down Period at any time upon notice to DR.  DR is under no obligation to extend the Winding-Down Period.

•
DR shall provide to Company a SAS-70 Type II report produced on an annual basis, to be delivered to Company in each year promptly following DR’s receipt of the final report for that year, covering the internal controls related to measurement/valuation, completeness, timeliness, and occurrence/existence of sales through DR’s systems, as well as the safeguarding of Company’s software/intellectual property.

•	DR shall provide the Store in connection with the terms set forth in the Service Level Agreement attached hereto as Appendix 3.

Company’s Rights and Obligations

•
Company grants DR a right and license to: (i) package, reproduce and distribute within the Territory, the Products to the End Users as specified in this Agreement; and (ii) use the Company’s Trademarks solely in connection with the reproduction, packaging, promotion, and distribution of the Products, in a manner reasonably specified by Company and as otherwise permitted by written agreement between DR and Company (which, in the case of Company, must be executed by an officer of Company).

•
Company will deliver the current versions of the Products to DR immediately following execution of this Agreement.  Accordingly, Company will provide DR with (i) for Products delivered electronically, copies of the Software on a gold master and the EULA for each such Product in computer readable form; (ii) for Products delivered physically, an inventory of Product prepackaged and ready for shipment, appropriately labeled for use in the Territory and with all certifications, approvals and authorizations needed for use in the Territory, to be held by DR to fulfill orders for such Product; (iii) additional inventory as needed by DR from time to time; (iv) Product specification information in a single file, self extracting archive format, or in another mutually agreeable computer readable form that can be accurately reproduced by DR; (v) Documentation in a computer readable form mutually agreeable to the Parties that can be accurately reproduced by DR; and (vi) any other information, items and materials reasonably required by DR to enable it to distribute the Products.  Company will be responsible for the expense associated with, and will bear the risk of loss for, all shipments of tangible Products to DR.

v1.0b (050808)	DR Confidential — Subject to NDA	Page 3 of 7

Reseller Agreement

•
Company will provide to DR copies of all new releases, updates, or revisions to Software and Documentation within a commercially reasonable period of time prior to general release and on or before the date the improved versions are offered to any other distributor or reseller.  All shipments of tangible Products to DR will be clearly labeled with DR’s purchase order number on the outside of the box.  DR will have no liability of any kind whatsoever as a result of any delay in the delivery of Products by Company, or the delivery of non-conforming tangible Product.

•
If Company wishes to have DR distribute a new product, Company shall provide an operational sample for evaluation.  If Company wishes to have DR distribute an existing product not currently listed as a Product in this Agreement, Company will provide DR with the requested information via the “Digital River Online Company Services Page” at http://www.digitalriver.com (or equivalent), at which time such products will be deemed to be added to this Agreement and will be construed as a Product.  Notwithstanding the foregoing, DR may elect not to distribute any Product which DR reasonably believes represents a business or legal risk to DR, or is not consistent with DR’s criteria for products distributed by DR.

•
Company will establish and maintain a privacy policy for the Site which advises End Users that their personal information (including credit card information) may be provided to Company’s subcontractors and agents in connection with the processing and fulfillment of orders through the Site, and will ensure that it complies with any data privacy or other applicable laws or regulations regarding the transfer of information relating to End Users to DR (and to Channel Partners if so allowed by Company in an separate Agreement).

•
Company will be solely responsible for providing all support relating to the purchase and download of Products by End Users.  DR shall forward any support requests it may receive by email to Company at an email address to be provided by Company, and shall provide any End Users contacting DR customer support via telephone with Company’s customer telephone support contact information to be provided by Company.  DR shall charge Company for any calls and emails so handled by DR at the rates set forth above, except as set forth below.

DR shall not charge Company any fees for customer support for a certain period following the execution of this Agreement, such period to end at such time as all Original Stores have been fully transitioned and are made generally available for use to End Users exclusively via DR’s Pacific platform (such period, the “Transition Period”).

•
Company will be solely responsible for (a) the terms and conditions of any and all EULAs, their compliance with applicable laws and regulations within the Territory, (b) Company’s performance of its obligations under any and all EULAs, and (c) the provision of support and responsibility for warranty obligations relating to Products in accordance with Company’s support policy but in no event inconsistent with the terms and conditions of the applicable EULA.

AGREED TO AND ACCEPTED BY:
SONIC SOLUTIONS	DIGITAL RIVER, INC.

/s/ Paul Norris	/s/ Kevin Crudden
Signature	Signature

Paul Norris, Senior Vice President and General Counsel	Kevin Crudden, Vice President and General Counsel
Printed Name & Title	Printed Name & Title

February 21, 2006	February 28, 2006
Date	Date

v1.0b (050808)	DR Confidential — Subject to NDA	Page 4 of 7

Reseller Agreement

Appendix 1 to Reseller Agreement
Definitions

The definitions in this Agreement and the General Terms & Conditions will be applicable to this Agreement and any Exhibits to this Agreement entered into by the Parties.  As a general rule, terms are defined in bold in the Agreement and General Terms & Conditions and appear within the text of the General Terms & Conditions, the Agreement and any Exhibits in Initial Caps Italics.

Base Price:  For each Product, the amount equal to the Suggested Retail Price for that Product less the applicable Margin Percentage.

Cart:  Those portions of the Store forming the purchase process for Products, including without limitation the “shopping cart” identifying the products to be purchased, the Transaction, and the confirmation of the Transaction. The Cart shall not include those portions of the Store providing information and pricing on Products which are not part of the purchase process.

Channel Partner:  Any person, organization or entity engaged by DR to facilitate or make sales of the Products, where Company has agreed to allow for distribution of its Products through Channel Partners pursuant to a separate Agreement.

DR Discount:  The total amount payable to DR associated with Product sales, and marketing, customer support and other services provided to Company in relation to the Product sales, under DR’s general obligations as set out in this Agreement, including without limitation Account Management Costs, Costs of Services, Optional Services, and the Margin Percentage.

Margin Percentage:  The percentage of the Sales Price which is earned by DR on Host Sales, as determined on a monthly basis as set forth in Appendix 2.

Host Sales:  Sales of the Products originating from the Site.

Net Purchase Price:  The purchase price of the Products as between Company and DR being the Sales Price less the DR Discount and other associated costs or amounts earned by DR.

Sales Price:  The gross dollar amount received by DR for a Host Sale, less any amounts received for shipping and handling, sales or use taxes, valued added or other Transaction-based taxes, import or export duties or fees, all of which will be retained by DR.

Site:  Company’s world wide web site, as identified on the first page of this Agreement.

Store:  The DR owned and constructed World Wide Web site from which Company’s Products may be purchased by End Users from DR as the merchant of record.  The proposed URL for the Store is shown on the first page of this Agreement.

Store Live Date:  The date on which Company’s Products are first made available for sale to End Users in the Store to be made available to the public over the Internet under this Agreement.

Suggested Retail Price:  The amount Company publishes as the stated price for End User purchases of Products.  If Company specifies one or more promotional price(s) for a Product in connection with a sales promotion of that Product, for the duration of such sales promotion the Suggested Retail Price shall be the promotional price(s).

Territory:  All countries in the world except (i) countries to which export or re-export of any Product, or the direct products of any Product, is prohibited by applicable law without first obtaining the permission of the applicable export authorities or their successor, and (ii) countries that may be hereafter explicitly excluded pursuant to the terms of this Agreement.

v1.0b (050808)	DR Confidential — Subject to NDA	Page 5 of 7

Reseller Agreement

Appendix 2 to Reseller Agreement
Processing and Payments

For each copy of a Product sold and delivered to an End User, DR will be responsible for the processing of payments made by End Users. Amounts collected by DR will be deposited in an account established, owned, and maintained by DR. DR will be solely responsible for the payment of any and all credit or other payment card interchange, discount, processing, transaction and similar fees.

With respect to Transactions, in states within the United States where DR has nexus for sales or use tax purposes, DR will be solely responsible for the preparation and filing of any and all sales or use tax return, and the payment of any and all sales or use taxes, together with any and all related interest and penalties.  In any non-US jurisdiction where DR is subject to value added tax, goods and services tax or any similar taxes, DR will be solely responsible for the preparation and filing of any and all tax returns related to such tax collected, and the payment of any and all such VAT, GST or similar taxes, together with any and all related interest and penalties.  DR will not be liable for any sales, use, VAT, GST or similar taxes in any state within the United States (or applicable foreign jurisdiction) where DR does not have nexus, a fixed establishment, or is otherwise not subject to tax.

Except as set forth above, Company shall be responsible for any taxes imposed on DR’s performance of its obligations hereunder (excluding taxes based on the gross or net income of DR), and for any taxes imposed on the sale or licensing of Products from Company to DR (or Company’s income derived therefrom). In no event shall DR be responsible for any tax based on Company’s net income or similar basis, or the preparation of any tax return related thereto.  In the event DR is required to make payment of any such taxes on Company’s behalf, DR will deduct the amount of such taxes from any amounts due Company, or invoice Company for such taxes paid, at its option.

Within five (5) business days after the end of each calendar month, by electronic and/or facsimile transmission, DR will notify Company about Transactions for which payment by DR is processed during the previous calendar month (the “Processing Report”). With respect to Host Sales, the Processing Report will contain the names and delivery addresses of the End Users, and the names, Product numbers, and quantity of the Products sold by DR to particular End Users. Within thirty (30) days after the end of each calendar month, DR will pay to Company the Net Purchase Price for Products which DR sold during such immediately preceding calendar month net of Products returned during such immediately preceding calendar month.  DR shall be entitled to include as additional portion of the DR Discount, any out-of pocket fees or costs incurred by DR necessary in order to permit or allow the delivery of Company’s Products (e.g., import fees).  DR will also be permitted to deduct any and all other fees, charges, or expense amounts due (or reimbursable to) DR as described in this Agreement from the amount due to Company.

Under no circumstances will DR be obligated to pay any amount to Company in connection with (a) any chargebacks or (b) any activities that are deemed to be fraudulent or criminal, provided however, DR agrees to pay to Company the Net Purchase Price for fraudulent transactions in each calendar month in excess of a [***] percent ([***]%) fraud rate, calculated as fraudulent and other charge backs processed in that calendar month divided by the aggregate Sales Price of Host Sales for that calendar month. DR will use commercially reasonable efforts to screen for, detect, prevent, and take such other actions as it deems reasonably necessary to prevent any fraudulent activity. The existence of fraud, or the possibility of the existence of fraud, will be determined in the sole discretion of DR, and DR may, in its sole discretion, make such inquiries and investigations as it deems appropriate under the circumstances. Pending such inquiries and investigations, DR will have no obligation to make payment to Company of any amount associated with such inquiries and investigations.

Any amounts invoiced to Company by DR which are not subject to a bona fide dispute shall be due and payable by Company thirty (30) calendar days from the date of invoice, in a manner reasonably acceptable to DR. Undisputed late payments will bear interest at the rate of one and one half percent (1.5%) per month, or the maximum amount permitted by law, whichever is less.  Company shall be liable for all collection expenses incurred by DR, including reasonable attorneys’ fees.  Company’s dispute as to a portion of any invoice or amount owed shall not give Company the right to withhold or delay payment of the whole invoice or amount owed.  Under no circumstances will the provisions of this Agreement be deemed to require DR to distribute any Products that could, in the reasonable discretion of DR, result in no, or an unacceptably small level of, profitability for DR.

v1.0b (050808)	DR Confidential — Subject to NDA	Page 6 of 7

[***] Omitted pursuant to a confidential treatment request.  The confidential portion has been filed separately with the SEC.

Reseller Agreement

Appendix 3 to Reseller Agreement
Service Level Agreement

DR shall provide the Store with at least [***] percent ([***]%) up time measured over each fiscal quarter (“Uptime”).

For purposes of calculating Uptime, “Downtime” shall be defined as a lapse in availability that commences as of the time the service interruption first occurs and ends when the service is fully restored or a workaround identified and implemented.  Downtime shall not include any period of unavailability due to either (1) scheduled maintenance and/or upgrades (provided that any scheduled maintenance or upgrade event that may result in a loss of Uptime must meet the following requirements in order to be excluded from Downtime:  (a) DR must first have taken all commercially reasonable efforts to avoid the interruption to Uptime (e.g., by utilizing redundancy to maintain Uptime), and (b) DR must have provided Company with as much advance notice of the time and date of the event as was commercially feasible under the circumstances, or (2) any other event beyond the control of DR which includes without limitation any external interruption of major telecommunications (other than as a result of a failure to pay required fees or other amounts by DR); the failure or substantial failure of the Internet; or force majeure (including without limitation acts of God, terrorism, natural disaster, war, riots, and labor strife). DR shall support the current release of Internet Explorer (IE) for access to DR’s commerce system.

DR agrees to take reasonable industry standard precautions to mitigate the risk of Downtime, including but not limited to using anti-virus and anti-trojan software; installing available hardware and software patches; maintaining a firewall; backing up files including off site backups, data and software regularly; implementing security systems including intrusion protection systems and fire protection systems; and maintaining redundant internet providers.  DR will maintain at minimum two (2) DS3 lines from separate vendors to handle traffic from DR’s facility to the Internet.

Uptime for a fiscal quarter is calculated in accordance with the following formula:

Uptime = (Total minutes per fiscal quarter – Total minutes Downtime per fiscal quarter)
(Total minutes per fiscal quarter)

In the event that DR’s Uptime fails to meet the required percentage in any given quarter, DR will credit Company the lost sales by calculating the average hourly sales rate during such quarter and multiply this times the number of hours that are represented by the Uptime shortfall. DR will credit this amount to the Company’s account.

Exclusive Remedy for Failure to Perform
Should DR fail to meet its Uptime commitment set forth herein in any two (2) fiscal quarters, Company’s sole and exclusive remedy in addition to the credit set forth above shall be to terminate this Agreement upon thirty (30) calendar days prior written notice to DR.   In the event Company fails to provide DR with notice of such termination within forty-five (45) calendar days of the end of the fiscal quarter giving rise to such termination right, Company shall be deemed to have waived its right to terminate this Agreement for such failure (but shall have the right to so terminate if the terms of this paragraph are met in any subsequent fiscal quarter).

v1.0b (050808)	DR Confidential — Subject to NDA	Page 7 of 7

[***] Omitted pursuant to a confidential treatment request.  The confidential portion has been filed separately with the SEC.

Amendment No. 2 To
Digital River Reseller Agreement

THIS AMENDMENT NO. 2 (the “Amendment”) is made this 1st  day of January, 2007 (the “Amendment Effective Date”), to that certain Digital River Reseller Agreement dated August 18, 2005 (the “Agreement”), by and between Sonic Solutions (“Company”) and Digital River, Inc. (“DR”).  Unless specified otherwise within this Amendment, all capitalized terms used in this Amendment shall have the same meaning as they do in the Agreement.

Background

WHEREAS, pursuant to the terms of the Agreement, DR operates certain Stores as a reseller of Company’s Products (some of which are electronically delivered to End Users and downloaded by such End Users for their use) and as merchant of record for Transactions; and

WHEREAS, the parties wish to revise and add to the terms of the Agreement.

NOW, THEREFORE, in consideration of the mutual promises, representations and covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.
Backup CD Exhibit.  Company may (at its sole discretion) suspend DR’s ability to offer DR’s Backup CD solution on a particular Store or Stores, upon fifteen (15) business days written notice to DR.  Following its receipt of such notice, DR shall remove the offering of its Backup CD solution on the affected Store(s) as soon as commercially feasible.  For those Stores for which Company has suspended DR’s ability to offer DR’s Backup CD solution, Sonic may provide backup CDs either directly or through a subcontractor of Company, and may offer such backup CDs through such Store(s).  Each such Sonic-provided or Sonic subcontractor-provided backup CD offered for a particular Company Product shall be considered a separate Product for the purposes of the Agreement.

In the event Sonic elects (in its sole discretion) to rescind its suspension for a particular Store, Sonic may provide DR with fifteen (15) business days notice of such election, in which event (a) DR shall re-enable the offering of its Backup CD solution on the affected Store(s) as soon as commercially feasible following its receipt of such notice on the same terms and conditions as such Backup CD solution is currently provided (all time spent by DR personnel re-enabling the Backup CD solution shall be billed to Company as maintenance services in accordance with the terms of the Agreement); and (b) on or prior to the date DR recommences offering the Backup CD Solution on the affected Store(s), Sonic shall cease offering an alternative backup CD solution through the affected Store(s).

2.
SAS-70.  The second-to-last bullet under “DR’s Rights and Obligations (“•  DR shall provide to Company a SAS-70 Type II report….”) is hereby deleted in its entirety and shall be of no further force and effect.

3.
Development Partner Credit.  For the term of the Agreement, Company shall serve as a DR Development Partner, which shall include the following additional responsibilities: (a) the Parties shall meet regularly (but in no event less than once per calendar quarter) to discuss mutual objectives and initiatives, including without limitation review of test results, Cart design, and checkout process; and (b) Company shall allow DR to perform champion/challenger testing of various Store and Cart designs suggested by DR if both parties mutually agree via email that the test is warranted, approvals shall not be unreasonably withheld, delayed or conditioned (DR shall provide up to [***] ([***]) hours of engineering development time per [***] at no additional cost to Company for new cart designs, layout, and customer integration directly related to champion/challenger testing performed pursuant to this clause (ii)).  As consideration for being a DR Development Partner, at the end of each calendar quarter DR shall provide a credit to Company of One Hundred Thousand Dollars ($100,000) (the “Development Partner Credit”), which shall be applied against amounts owed to DR for the last month of that calendar quarter. For the avoidance of doubt, Company is not entitled to direct payment or reimbursement for the Development Partner Credit.

1	CONFIDENTIAL

[***] Omitted pursuant to a confidential treatment request.  The confidential portion has been filed separately with the SEC.

In the event Company fails to perform any of its obligations under this Section 3 during a calendar quarter and fails to cure such nonperformance within twenty-one (21) calendar days of receipt of written notice from DR of such failure, the Development Partner Credit for such calendar quarter shall be waived.

4.
Construction. Notwithstanding that this Amendment has been prepared by DR, Company and DR confirm that this Amendment constitutes the understanding of the parties and is intended to be construed in a manner that is consistent with the subject matter and activities contemplated by the Agreement, and the terms and conditions of the Agreement.  No rule of strict construction with respect to this Amendment shall be applied against either DR or Company.

5.
Counterparts. This Amendment and any subsequent amendment to the Agreement may be executed in several counterparts and by each party on a separate counterpart, each of which, when so executed and delivered shall be an original, but all of which together shall constitute but one and the same instrument.  A fax signature or signature delivered as an imaged attachment to an e-mail message shall be deemed equivalent to an original ink signature.  This Amendment (and any subsequent amendment) shall not become binding on any party until all parties to the Agreement have transmitted to the other party(ies) a counterpart executed by the transmitting party.

Other than the changes set forth in the preceding paragraphs, all other terms and conditions of the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Amendment Effective Date set forth above.

COMPANY:	DR:

SONIC SOLUTIONS	DIGITAL RIVER, INC.

/s/ A. Clay Leighton	/s/ Tom Donnelly
Signature	Signature

A. Clay Leighton, Executive Vice President and Chief Financial Officer	Tom Donnelly, Chief Financial Officer
Printed Name & Title	Printed Name & Title

March 1, 2007	March 13, 2007
Date	Date

[The remainder of this page is intentionally blank]

2	CONFIDENTIAL